Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Texas Capital Bancshares, Inc. for the registration of 4,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 20, 2008, with respect to the consolidated financial statements of Texas Capital Bancshares, Inc. and the effectiveness of internal control over financial reporting of Texas Capital Bancshares, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
September 11, 2008